EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES RECEIPT OF $10 MILLION MILESTONE PAYMENT

FROM ESPRIT PHARMA

LEXINGTON, MA, October 18, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received a $10 million milestone payment from Esprit Pharma, the Company’s partner in the U.S. for SANCTURA® and SANCTURA XR™. The payment follows submission of the Company’s New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval for SANCTURA XR.

The NDA submission follows the June and July 2006 announcements of positive results from two Phase III trials conducted for SANCTURA XR in overactive bladder. Both trials met their primary endpoints and key secondary endpoints. In addition, the Company believes that SANCTURA XR has set a new tolerability benchmark for oral drugs in the treatment of overactive bladder with an overall dry mouth incidence of 10.7% in the Phase III trials.

About SANCTURA and SANCTURA XR

SANCTURA and SANCTURA XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure. In animal studies, SANCTURA does not appear to cross the blood-brain barrier. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and it is excreted largely unchanged in the urine.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company currently co-promotes SANCTURA® for overactive bladder and markets DELATESTRYL® to treat male hypogonadism and currently has six compounds in clinical development. The compounds in clinical development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.